FOR SETTLEMENT PURPOSES ONLY

                     CONFIDENTIAL RESIGNATION AGREEMENT
                        AND GENERAL RELEASE OF CLAIMS


   This Confidential Resignation Agreement and General Release of Claims ("Agreement") is made by and between J. Larry Smart ("Smart"), and Maxtor Corporation, a Delaware corporation ("Maxtor").

   WHEREAS, Smart was employed by Maxtor on March 9, 1994 as Chief Operating Officer, and appointed to the positions of President and Chief Executive Officer pursuant to the terms of an offer letter dated August 16, 1994 and elected a director of Maxtor on August 18, 1994; and

   WHEREAS, it is now the desire and intention of Smart and Maxtor to terminate their employment relationship on an amicable basis, and that Smart shall resign from his positions as President and Chief Executive Officer, and as a Director of Maxtor and its subsidiaries; and

   WHEREAS, it is the desire and intention of Maxtor to provide Smart with certain compensation and benefits that he would not otherwise be entitled to receive upon the termination of his employment with Maxtor, and to settle and resolve all claims and disputes which Smart has or may have against Maxtor;

   NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration as set forth below, the sufficiency of which each party hereby acknowledges, Smart and Maxtor agree as follows:

   1. Smart hereby resigns from his employment with Maxtor effective February 16, 1995 (the "Resignation Date").

   2. Smart hereby resigns from his positions as President and Chief Executive Officer of Maxtor and as a director of Maxtor and its subsidiaries effective as of the Resignation Date.

   3. Upon expiration of the seven-day revocation period described below, Maxtor agrees to provide Smart with the following compensation and benefits:

     (a)   Maxtor shall pay to Smart the sum of $333,333.00.

     (b) Smart will be eligible to continue his health coverage at his own expense in accordance with federal law (COBRA), and if Smart continues to use Maxtor's health insurance program, Maxtor shall reimburse Smart his health insurance premiums for a ten-month period following the Resignation Date. Smart shall also receive from Maxtor all amounts held by Maxtor for him in his 401(k) account and all amounts withheld to date for his account under Maxtor's 1992 Employee Stock Purchase Plan. The amounts owing under the 401(k) and Stock Purchase Plans will be paid to Smart in accordance with Maxtor's customary policy with respect to employees who leave Maxtor. In addition to the above amounts, Smart will receive payment for amounts accrued pursuant to Maxtor's Paid Time Off Policy.

     (c) With respect to the stock options granted to Smart by Maxtor as shown on Exhibit A hereto, Smart shall be entitled to exercise shares vested as of the Resignation Date until May 17, 1995 notwithstanding any other exercise time limit set forth in the stock option agreements between Maxtor and Smart. Such options will continue to be governed by and subject to all other terms and conditions of the applicable Maxtor stock option plans and stock option agreements between Smart and Maxtor.

     (d) On February 8, 1995, Maxtor will issue a press release announcing Smart's resignations as described in paragraph 2. Smart shall have the right to review such announcement prior to its release, and Maxtor will consider any reasonable revisions Smart may propose to statements concerning Smart.

     (e) At the same time (or shortly after) the press release described in subsection (d) is issued, Maxtor will issue a memorandum to Maxtor employees announcing Smart's resignation. Smart shall have the right to review such announcement prior to its release, and Maxtor will consider any reasonable revisions Smart may propose to statements concerning Smart.

     (f) Smart shall be entitled to travel once to Longmont, Colorado at Maxtor's expense to retrieve his personal belongings.

Smart understands and acknowledges that he shall not be entitled to any compensation or benefits from Maxtor other than those expressly set forth in this paragraph.

   4. In exchange for the compensation and benefits described in Paragraph 3, Smart and his successors and assigns release and absolutely discharge Maxtor and its shareholders, present and former directors, present and former officers, employees, agents, investors, attorneys, successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Smart now has, or at any other time had, or shall or may have against Maxtor based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the effective date hereof, including, but not limited to, any claims relating to or arising out of his employment with Maxtor or the termination of that employment such as breach of contract, wrongful termination or age, sex, disability or other discrimination under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Fair Employment and Housing Act, the Americans With Disabilities Act or any other applicable law. As used in this paragraph, "Maxtor" includes any and all divisions, subsidiaries or affiliated entities of Maxtor Corporation. The foregoing releases of claims shall not affect Smart's right to be indemnified by Maxtor in accordance with the Indemnity Agreement between Smart and Maxtor, dated as of March 29, 1994, or its by-laws, from any claims made against Smart which relate to or arise out of the course and scope of Smart's employment.

   5. Smart acknowledges that he has read section 1542 of the Civil Code of the State of California which states:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Smart waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights with respect to this general release of claims.

   6. Smart acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights or confidentiality agreements between Maxtor and Smart.

   7. Smart agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes. Maxtor agrees that it shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than its officers, directors, employees having a need to know or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law, including securities reporting law.

   8. Smart agrees that he shall not, at any time in the future, make any critical or disparaging statements about Maxtor or any of its officers, directors, employees, affiliates or products to any other person or entity. This paragraph shall not prevent Smart from truthfully testifying in response to a validly-issued subpoena or as otherwise may be required by law. Smart shall provide Maxtor with at least five days' notice prior to complying with any such legal requirement.

   9. Smart agrees to make himself available to Maxtor through February 28, 1995, for the purposes of providing information and assistance, and transitioning his duties and responsibilities. After February 28, 1995, Smart agrees that he will cooperate with Maxtor in any matters involving Maxtor or its subsidiaries or affiliates concerning issues as to which Smart had specific involvement, knowledge or responsibility, or where subsequent assistance, information and cooperation is reasonably necessary or appropriate.

   10. Smart has returned or will return to Maxtor's General Counsel or Chief Financial Officer by February 16, 1995, all Maxtor information and Maxtor property, in whatever form or medium, including, but not limited to, reports, files, memoranda, records, credit cards, keys, passes, computer access codes, software, and any other Maxtor information or property which is in his possession or control and which he prepared, helped to prepare or acquired in connection with his employment. Employee will not retain any copies, duplicates, reproductions or excerpts of same. Employee will also terminate any access which he has to Maxtor computers, including any access from his residence or other locations outside Maxtor facilities. As used herein, the term "Maxtor information" shall include information received from third parties in confidence or as to which third parties may possess other proprietary rights, and other Maxtor technical, business, marketing, legal or financial information.

   11. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

   12. The members of the Board of Directors of Maxtor (other than Smart) have approved the principal economic terms of this Agreement. Notwithstanding any provision above, the parties hereto shall have no continuing obligations under this Agreement after the Resignation Date, except those obligations described in paragraphs 3, 4, 6, 7, 8, 9, 10 and 11.

   13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option plans or agreements or indemnity agreements between the parties and any agreements described in paragraph
6. This Agreement may not be modified except by a document signed by an authorized officer of Maxtor and Smart.

SMART UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST MAXTOR BY SIGNING THIS AGREEMENT. SMART FURTHER UNDERSTANDS THAT HE MAY HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. SMART ACKNOWLEDGES THAT HE IS RESIGNING FROM MAXTOR AND FROM HIS POSITIONS AS AN OFFICER AND DIRECTOR OF MAXTOR AND ITS SUBSIDIARIES, AND SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 2.



Dated:   February 7, 1995                    /s/ J. Larry Smart
                                            ---------------------
                                                J. Larry Smart



Dated:   February 7, 1995                    MAXTOR CORPORATION


                                           By: /s/ Walter D. Amaral
                                             -------------------------
                                               Sr. Vice President and
                                           Its: Chief Financial Officer
                                             --------------------------